Exhibit 99.1

Floor 1 FTZ International Auto Mall, 86 Tianbao Avenue, Free Trade Zone, Tianjin, P.R.China 300461
Tel: 86 (22) 25762771 Fax: 86 (22) 66271509

China Auto Logistics Subsidiary Signs Definitive Agreement to
Acquire Owner and Operator of Airport International
Automall in Tianjin for $91.4 Million;

Company Plans to Develop a Major Used Car Operation
Through Previously Announced Joint Venture

TIANJIN, CHINA--(December 5, 2013) - China Auto Logistics Inc. (the "Company" or "CALI") (NASDAQ: CALI), a top seller in China of luxury imported automobiles, and a leading provider of auto-related services, reported today that on November 30, 2013, its subsidiary, Tianjin Binhai Shisheng Trading Group Co., Ltd. (“Shisheng”) signed an equity transfer agreement with Hezhong International Development Co, Ltd. to acquire Tianjin Zhonghe Auto Sales Service Co., the owner and operator of the Airport International Automall in Tianjin (the “Automall”).  The Company plans to develop the Automall into a key site for what it believes can become one of the largest used car businesses in China.

Following an initial payment of RMB 240 million (approximately $39.2 million) to be paid within 5 days of the signing, the remainder of the agreed purchase price of RMB 559,768,000 (approximately $91.4 million) will be paid in three additional annual installments with an annual interest rate of 6%, after which 100% of the equity in the acquisition will be transferred to Shisheng.  In the interim, Shisheng will have operating control of the Automall, although failure to complete all required payments on time could result in termination of the agreement.

The Company anticipates utilizing its cash flow and bank borrowings to fund the acquisition.  It also will be paying a finder’s fee equal to 1% of the purchase price in the form of 340,000 restricted common shares under the terms of a Consulting Agreement, signed separately.

Focus on Developing Major Used Car Business

The successful completion of the Automall acquisition was a prerequisite for proceeding with the joint venture, envisioned by the recently announced cooperation framework agreement, that will own and operate a domestic and imported used car business. The development and growth of this business and related services will be the primary focus of operations at the Automall, although space at the Automall is also planned to be made for other auto dealers, and certain other businesses expected to generate fee and rental revenues for the Company.

The Company envisions a substantial role for internet promotions and sales in its used car business model, with above average growth possibilities stemming from the strong growth of new car sales in recent years in China.  These, in turn, have been creating a rapidly growing pool of used cars each year.

Increased Share Value and Exciting New Business Expansion

Mr. Tong Shiping, CEO and Chairman of the Company, stated, “I am extremely pleased that we have been able to pull together the various elements of this major acquisition.  Based on extensive careful studies, we believe that the real estate value of the mall and its surrounding property, by itself, significantly enhances the value of the Company and its shares.  Further, we now have the key pieces in place to develop what we believe can become a substantial, new collection of growth businesses based on the expanding volume of used cars in China.”

He continued, “We will proceed cautiously to finalize and put into place a business model utilizing our extensive experience in automobile sales and our national network of automobile dealers, as well as our expertise in developing internet based automobile related services.  We believe the fruits of our labor will become increasingly evident in 2014 and beyond.”

“Meanwhile,” Mr. Shiping said, “I hope that our shareholders will begin to see and share our excitement about this major new development which, if successful, has the potential to dramatically reshape our Company.”

Additional details on the Equity Transfer Agreement are available in the Form 8-K filed today with the U.S. Securities and Exchange Commission.

About China Auto Logistics Inc.

China Auto Logistics Inc. is one of China's top sellers of imported luxury vehicles. It also manages China's largest imported auto mall in Tianjin and provides a growing variety of "one stop" automobile related services such as short term dealer financing. Additional information about the Company is available at www.chinaautologisticsinc.com.

Information Regarding Forward-Looking Statements

Except for historical information contained herein, the statements in this press release are forward-looking statements that are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements involve known and unknown risks and uncertainties, which may cause our actual results in future periods to differ materially from forecasted results. These risks and uncertainties include, among other things, product demand, market competition, and risks inherent in our operations. These and other risks are described in our filings with the U.S. Securities and Exchange Commission.

Contacts:

Sun Jiazhen
sjz_cali@126.com

Ken Donenfeld
DGI Investor Relations Inc.
kdonenfeld@dgiir.com
Tel: 212-425-5700
Fax: 646-381-9727